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EXHIBIT 23.1

I. CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OFG Bancorp 1165(e) Retirement Plan Committee

The Oriental Bank CODA Profit

Sharing Plan:

We consent to the incorporation by reference in the

registration statement (No.

333-102696) on Form S-8

OFG
Bancorp of our report dated

June 26, 2020, with respect

to the statements of net assets

available for benefits of
The Oriental Bank CODA Profit

Sharing Plan as of December 31,

2019 and 2018, the related

statement of
changes in net assets available

for benefits for the year

ended December 31, 2019, and

the related notes, and
the supplemental schedules of

Schedule G, Part III - Nonexempt

Transactions for the year ended
December 31, 2019 and Schedule

H, line 4i – Schedule of Assets

(Held at End of Year) as of December 31,
2019, which report appears in the

December 31, 2019 annual

report for Form 11-K

of The Oriental Bank CODA
Profit Sharing Plan.

/s/ KPMG LLP

San Juan, Puerto Rico
June 26, 2020